Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations contact:
Myles McCormick
Tel: 650/696-2933
myles_mccormick@gymboree.com

Media Relations contact:
Jennifer Bonzagni Marshall
Tel: 650/373-7637
jennifer_bonzagni@gymboree.com

The Gymboree Corporation Reports Second Quarter 2003 Results

BURLINGAME, Calif., Aug. 19, 2003 – The Gymboree Corporation (NASDAQ: GYMB) today reported a net loss of ($1.1) million or ($0.04) per diluted share for the second fiscal quarter ended August 2, 2003, compared to a net loss of ($1.2) million or ($0.04) per diluted share for the second fiscal quarter ended August 3, 2002.

Net sales from retail operations for the second fiscal quarter of 2003 were $110.4 million, an increase of 5% compared to net sales from retail operations of $105.1 million for the same period last year. Comparable store sales for the second fiscal quarter increased 1%, compared to a 5% increase in comparable store sales for the same period last year. Total net sales, including sales from Gymboree Play & Music operations, were $113.1 million, an increase of 5% compared to total net sales of $108.2 million for the second fiscal quarter last year.

“Our boy business is currently our biggest challenge, as we made some strategic decisions that weren’t successful,” said Lisa Harper, The Gymboree Corporation’s chairman and chief executive officer. “However, our girl and newborn business continues to grow, we’ve made the necessary adjustments to the boy assortment and expect to see the positive results of those efforts in early fourth quarter.”

Business Outlook

As previously stated, The Gymboree Corporation projects that comparable store sales in August will be in the range of flat to negative low single digits compared to the same period last year. It also anticipates comparable store sales in the third fiscal quarter to be flat to slightly negative compared to the third fiscal quarter of last year. In addition, the Company reconfirmed its earnings guidance for the third and fourth quarters to be in the range of $0.25 to $0.27 and $0.39 to $0.41 per diluted share, respectively. For the full fiscal year, the Company expects earnings per diluted share to be in the range of $0.84 to $0.88.

Management Presentation

The live broadcast of the discussion of second quarter 2003 earnings results will be available to interested parties at 1:30 p.m. PST (4:30 p.m. EST) on Tuesday, August 19. To listen to the live broadcast over the Internet, please log on to gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls & Web casts.” A replay of the call will be available shortly after the broadcast through midnight EST, August 26, 2003, at 703-925-2533, pass code 6414309, as well as archived on our Web site at the same location as the live Web cast.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of August 2, 2003, the Company operated a total of 594 stores: Gymboree® retail stores (527 in the United States, 27 in Canada, and 24 in Europe) and 16 Janie and JackTM retail shops in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 538 franchised and company-operated centers in the United States and 25 other countries.

Forward-Looking Statements

The foregoing earnings figures for the second fiscal quarter of 2003 are un-audited and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including, but not limited to, customer reactions to new merchandise and concepts, service levels, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission.

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